UNITED STATES	OMB APPROVAL
SECURITIES AND EXCHANGE COMMISSION	OMB Number: 3235-00595
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Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.         )

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Filed by a Party other than the Registrant ☐

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Fortune Brands, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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300 Tower Parkway
Lincolnshire, Illinois 60069

March 14, 2005

DEAR STOCKHOLDER:

The Fortune Brands, Inc. 2005 Annual Meeting of Stockholders will be held at 1:30 p.m. (Central Daylight Time) on Tuesday, April 26, 2005 at the Hilton Northbrook, 2855 North Milwaukee Avenue, Northbrook, Illinois. The sole purpose of the meeting is to consider the business described in the following Notice of Annual Meeting and Proxy Statement.

It is important to ensure that your shares be represented at the meeting, whether or not you personally plan to attend. You can submit your proxy by using the enclosed proxy card, a toll-free telephone number or the Internet. Instructions for using these services are provided on the enclosed proxy form. If you decide to vote your shares using the enclosed proxy card, we urge you to complete, sign, date and return it promptly, using the enclosed postage paid return envelope.

Sincerely,

Norman H. Wesley
Chairman of the Board
        and Chief Executive Officer

300 Tower Parkway
Lincolnshire, Illinois 60069

NOTICE OF ANNUAL MEETING
AND PROXY STATEMENT

March 14, 2005

The Annual Meeting of Stockholders of Fortune Brands, Inc. (“Fortune Brands” or the “Company”) will be held at the Hilton Northbrook, 2855 North Milwaukee Avenue, Northbrook, Illinois, at 1:30 p.m. (Central Daylight Time) on Tuesday, April 26, 2005, to consider and vote upon:

Item 1:	The election of four directors for a term expiring at the 2008 Annual Meeting or until their successors have been elected and qualified (see pages 4 to 24 of the Proxy Statement);

Item 2:	The ratification of the appointment by the Company’s Audit Committee of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2005 (see page 25 of the Proxy Statement);

Item 3:	The approval of the Fortune Brands, Inc. 2005 Non-Employee Director Stock Plan (see pages 25 to 26 of the Proxy Statement); and

to transact such other business as may properly come before the meeting.

If you hold common stock or $2.67 Convertible Preferred stock at the close of business on February 25, 2005, you will be entitled to vote at the Annual Meeting. Please submit a proxy as soon as possible so that your shares can be voted at the meeting in accordance with your instructions. You may submit your proxy (1) by telephone, (2) through the Internet, or (3) by mail. For specific instructions, please refer to the next page of this Proxy Statement and the enclosed proxy form.

We are also soliciting voting instructions from participants in the Fortune Brands Retirement Savings Plan, Fortune Brands Hourly Employee Retirement Savings Plan and Future Brands LLC Retirement Savings Plan who have invested in the Fortune Brands Stock Fund. We ask each plan participant to sign, date and return the enclosed proxy card, or provide voting instructions by telephone or through the Internet. The proxy card will serve as a voting instruction card when we forward it to the trustee.

Mark A. Roche

Senior Vice President, General Counsel
        and Secretary

This Proxy Statement and accompanying proxy are being distributed on or about March 16, 2005.

VOTING AND PROXIES

What is the purpose of the Annual Meeting?

The purpose of the Annual Meeting is for stockholders to act upon the matters outlined on the prior page and described in this Proxy Statement, including: (1) the election of directors, (2) the ratification of the appointment of our independent registered public accounting firm, and (3) the approval of the Fortune Brands, Inc. 2005 Non-Employee Director Stock Plan. In addition, management will respond to questions from stockholders.

Who is entitled to vote?

Only stockholders who own the Company’s common stock or $2.67 Convertible Preferred stock of record at the close of business on February 25, 2005 are entitled to vote. Each holder of common stock is entitled to one vote per share. Each holder of $2.67 Convertible Preferred stock is entitled to three-tenths (0.3) of one vote per share. The common stock and $2.67 Convertible Preferred stock vote together as a single class. There were 144,964,002 shares of common stock and 229,826 shares of $2.67 Convertible Preferred stock outstanding on February 25, 2005.

What is the difference between being a record holder and holding shares in street name?

A record holder holds shares in his or her own name. Shares held in “street name” means shares that are held in the name of a bank or broker on a person’s behalf.

How do I vote?

Record holders can vote by filling out the accompanying proxy card and returning it in the postage paid return envelope. You can also vote by telephone or the Internet. Voting information is provided on the enclosed proxy card.

If you hold shares in street name, you must vote by giving instructions to your broker or nominee. You should follow the voting instructions on the form that you receive from your broker or nominee. The availability of telephone and Internet voting will depend on your bank’s or broker’s voting process. Your broker or nominee might not be permitted to exercise voting discretion as to some of the matters to be acted upon. If you do not give your broker or nominee specific instructions, your shares might not be voted on those matters and might not be counted in determining the number of shares necessary for approval. Therefore, please give voting instructions to your broker on all three voting items.

How will my proxy be voted?

Your proxy card, when properly signed and returned to us, or processed by telephone or via the Internet, and not revoked, will be voted in accordance with your instructions relating to the election of directors and Items 2 and 3. We are not aware of any other matter that may be properly presented other than the election of directors and Items 2 and 3. If any other matter is properly presented, the persons named in the enclosed proxy card will have discretion to vote in their best judgment.

What if I don’t mark the boxes on my proxy?

Unless you give other instructions on your proxy card or when you cast your proxy by telephone or the Internet, the persons named as proxies will vote in accordance with the recommendations of the Board of Directors. The Board’s recommendation is set forth together with the description of each Item in this Proxy Statement. In summary, the Board recommends a vote FOR:

•	the election of directors;

•	the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2005; and

•	the approval of the Fortune Brands, Inc. 2005 Non-Employee Director Stock Plan.

Can I go to the Annual Meeting if I vote by proxy?

Yes. Attending the meeting does not revoke your proxy.

How can I revoke my proxy?

You may revoke your proxy at any time before it is actually voted by giving written notice to the secretary of the meeting or by delivering a later dated proxy.

Do I have dissenters’ rights?

Under Delaware law, dissenters’ rights are not available to holders of common stock and $2.67 Convertible Preferred stock in connection with Items 1, 2 and 3.

Will my vote be public?

No. As a matter of policy, stockholder proxies, ballots and tabulations that identify individual stockholders are not disclosed and are only available to the independent Inspectors of Election and certain employees who must acknowledge their responsibility to keep your votes secret.

What constitutes a quorum?

The presence at the meeting, in person or by proxy, of the holders of a majority in voting power of the outstanding shares of common stock and $2.67 Convertible Preferred stock entitled to vote will constitute a quorum. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting.

How many votes are needed to approve an Item?

The election of directors will be approved by a plurality of the votes cast. A proxy card marked to withhold authority for the election of one or more directors will not be voted with respect to the director or directors indicated.

The affirmative vote of shares representing a majority in voting power of the common stock and $2.67 Convertible Preferred stock, voting together as a single class, present in person or represented by proxy at the meeting and entitled to vote is necessary for approval of Items 2 and 3. Proxy cards marked as abstentions on Items 2 and 3 will not be voted and will have the effect of a negative vote.

What if I am a participant in the Fortune Brands Retirement Savings Plan, the Fortune Brands Hourly Employee Retirement Savings Plan or the Future Brands LLC Retirement Savings Plan?

We are also mailing this Proxy Statement and a voting instruction card to participants in the Fortune Brands Retirement Savings Plan, the Fortune Brands Hourly Employee Retirement Savings Plan, and the Future Brands LLC Retirement Savings Plan who invest in the Fortune Brands Stock Fund under the Plans. The Trustee of the Plans, as record holder of Fortune Brands’ common stock held in the Plans, will vote whole shares attributable to your interest in the Fortune Brands Stock Fund in accordance with your directions given on the proxy card, by telephone or the Internet. If you invest in the Fortune Brands Stock Fund under the Plans and you sign and return the enclosed proxy card, we will forward it to the Trustee of the Plans. The proxy card will serve as instructions to the Trustee to vote the whole shares attributable to your interest in the manner you indicate on the card.

Item 1

ELECTION OF DIRECTORS

The Board of Directors currently consists of 10 members and is divided into three classes, having three-year terms that expire in successive years. The term of office of directors in Class I expires at the 2005 Annual Meeting. The Board of Directors proposes that the four nominees described below, each of whom are currently serving as Class I directors, be re-elected to Class I for a new term of three years and until their successors are duly elected and qualified. Proxies cannot be voted for more than the number of nominees proposed for re-election. All nominees and all current Class II and Class III directors were elected by the stockholders, except that J. Christopher Reyes was elected by the Board as a Class I director effective December 10, 2002 and Pierre E. Leroy was elected by the Board as a Class I director on September 30, 2003.

Each of the nominees has consented to be named as a nominee. If any of them should become unavailable to serve as a director (which is not now expected), the Board may designate a substitute nominee. In that case, the persons named as proxies will vote for the substitute nominee designated by the Board.

The names of the nominees and Class II and Class III directors, along with their present positions, their principal occupations during the past five years, directorships held with other corporations, their ages and the year first elected as a director, are set forth below.

Name	Present positions and offices with the Company, principal occupations during the past five years and other directorships	Age	Year first elected director

NOMINEES FOR DIRECTORS — CLASS I DIRECTORS — TERM EXPIRING 2008

Thomas C. Hays	Retired since December 1999; Chairman of the Board and Chief Executive Officer of Fortune Brands, Inc. prior thereto.	69	1981

Pierre E. Leroy	President, Worldwide Construction & Forestry Division and Worldwide Parts Division of Deere & Company (farming and lawn care product manufacturer) since December 2003; President, Worldwide Construction & Forestry Division and John Deere Power Systems from 2000 to December 2003; President, Worldwide Construction Equipment Division of Deere & Company prior thereto.	56	2003

Gordon R. Lohman	Retired since 1999; Chairman and Chief Executive Officer of Amsted Industries Incorporated (railroad, construction and building market products) prior thereto. Also a director of Ameren Corporation.	70	1990

Name	Present positions and offices with the Company, principal occupations during the past five years and other directorships	Age	Year first elected director

J. Christopher Reyes	Co-Chairman of Reyes Holdings, L.L.C. (food and beverage distributor). Mr. Reyes is also a director of The Allstate Corporation and Wintrust Financial Corporation.	51	2002
CLASS II DIRECTORS — TERM EXPIRING 2006

Patricia O. Ewers	Retired since July 2000; President of Pace University prior thereto.	69	1991

Eugene A. Renna	Retired since January 2002; Senior Vice President of Exxon Mobil Corporation (oil and petroleum products) from December 1999 to January 2002; President and Chief Operating Officer of Mobil Corporation prior thereto. Also a director of Ryder System, Inc.	60	1998

David M. Thomas	Chairman of the Board of IMS Health Incorporated (pharmaceutical and healthcare information solution provider) since January 2005; Chairman of the Board and Chief Executive Officer prior thereto. Mr. Thomas is also a director of The Trizetto Group, Inc. and Interpublic Group.	55	2000
CLASS III DIRECTORS — TERM EXPIRING 2007

Anne M. Tatlock	Chairman and Chief Executive Officer of Fiduciary Trust Company International (global investment management services) since 2000; President and Chief Executive Officer of Fiduciary Trust Company International prior thereto. A Director and Vice Chairman of Franklin Resources, Inc. Also a director of Merck & Co., Inc.	65	1996

Name	Present positions and offices with the Company, principal occupations during the past five years and other directorships	Age	Year first elected director
Norman H. Wesley	Chairman of the Board and Chief Executive Officer of Fortune Brands, Inc. since December 1999; President and Chief Operating Officer of Fortune Brands, Inc. prior thereto. Also a director of R.R. Donnelley & Sons Company and Pactiv Corporation.	55	1999

Peter M. Wilson	Retired since March 2004; Chairman of Gallaher Group Plc (tobacco products) from January 2000 to March 2004; Chairman and Chief Executive of Gallaher Group Plc prior thereto. Also a director of Kesa Electricals plc and Somerfield plc.	63	1994

The Board of Directors recommends that you vote FOR election of each nominee.

Last year there were six meetings of the Board of Directors. Each director attended at least 75% of the total meetings of the Board of Directors and committees of the Board of Directors of which the director was a member. In addition to participation at Board and committee meetings, our directors discharge their responsibilities throughout the year through personal meetings and other communications, including considerable telephone contact with the Chairman and others regarding matters of interest and concern to the Company.

For information on the beneficial ownership of securities of the Company by directors and executive officers, see “Certain Information Regarding Security Holdings” on pages 27 and 28.

Director Independence

The Board of Directors has adopted Corporate Governance Principles to address significant issues of corporate governance, including Board composition and responsibilities, compensation of directors and executive succession planning. The Corporate Governance Principles provide that a majority of the members of the Board of Directors, and each member of the Audit, Compensation and Stock Option and Nominating and Corporate Governance Committees, must meet certain criteria for independence. Based on the New York Stock Exchange independence requirements, the Corporate Governance Principles (which are available on our website, www.fortunebrands.com) set forth certain guidelines to assist in determining director independence. Section A.3 of the Corporate Governance Principles states:

A director shall be considered independent only if the Board of Directors affirmatively determines that the director has no material relationship with the Company, either directly or as a partner, stockholder, director or officer of an organization that has a material relationship with the Company.

Under no circumstances shall any of the following persons be considered an independent director for purposes of this guideline:

(a)	any current employee of the Company, its subsidiaries, or the Company’s independent auditors;

(b)	any former employee of the Company or its subsidiaries until 3 years after the employment has ended;

(c)	any person who (1) is a current partner or employee of the firm that is the Company’s internal or external auditor; (2) has been within the last 3 years or has an immediate family member that has been within the last 3 years a partner or employee of such firm and worked on the Company’s audit during that time; or (3) has an immediate family member who is currently or within the last 3 years has been an employee of such firm and participates in the audit, assurance or tax compliance (but not tax planning) practice;

(d)	any person who is employed as an executive officer by another company on whose compensation committee one of the Company’s executive officers serves or has served during the prior 3 years;

(e)	any person who receives, or who in any twelve month period within the last 3 years has received, more than $100,000 per year in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for pior service (provided such compensation is not contingent in any way on future service);

(f)	any person who is an executive officer or an employee of a company that makes payments to, or receives payments from, the Company for property or services in an amount that exceeds, in any of the last 3 fiscal years, the greater of $1 million or 2% of the other company’s consolidated gross revenues; and

(g)	any person who has an immediate family member (as defined by the New York Stock Exchange Listed Company Manual) who falls into one of the previous six categories.

All of the non-employee members of the Board of Directors have been determined by the Board to be independent as defined in the New York Stock Exchange Listing Rules and the Company’s Corporate Governance Principles. The members of the Audit Committee, Nominating and Corporate Governance Committee and Compensation and Stock Option Committee are all independent directors. Mr. Gordon R. Lohman has been elected as Lead Director to preside at all executive sessions of the Board.

Audit Committee Financial Expert

Each of the members of the Audit Committee (Pierre E. Leroy, J. Christopher Reyes, Anne M. Tatlock and David M. Thomas) is an audit committee financial expert as defined in Item 401(h)(2) of Regulation S-K under the Securities Exchange Act of 1934 (the “Exchange Act”). Each Audit Committee member is also independent as defined in Item 7(d)(3)(iv) of Schedule 14A under the Exchange Act and as defined in the New York Stock Exchange Listing Rules.

Stockholder Communication

The Board of Directors and management encourage communication from the Company’s stockholders. Stockholders who wish to communicate with the Company’s management should direct their communication to the Chairman and Chief Executive Officer or the Secretary, 300 Tower Parkway, Lincolnshire, Illinois 60069. Stockholders who wish to communicate with the non-management directors or any individual director should direct their communication c/o the Secretary at the address above. The Secretary will forward communications intended for the Board to Mr. Gordon R. Lohman, as Lead Director, or, if intended for an individual director, to that director. If multiple communications are received on a similar topic, the Corporate Secretary may, in his discretion, forward only representative correspondence. Any communications that are abusive, in bad taste or present safety or security concerns may be handled differently.

Annual Meeting Attendance

The Company does not have a formal policy requiring members of the Board to attend the Annual Meeting, although all directors are strongly encouraged to attend. At the 2004 Annual Meeting of Stockholders, all but two directors were present.

Committees

The Board of Directors has established an Executive Committee, an Audit Committee, a Compensation and Stock Option Committee, a Nominating and Corporate Governance Committee and a Corporate Responsibility Committee. The charters of each Committee, as well as the Company’s Corporate Governance Principles, Code of Business Conduct and Ethics and Code of Ethics for the CEO and Senior Financial Officers are available on the Company’s website (www.fortunebrands.com) and in print to any stockholder upon request.

Executive Committee
Members	Messrs. Hays, Lohman, Wilson and Wesley and Mrs. Tatlock
Number of Meetings Last Year	Two
Primary Functions
Has all the power of the full Board except for specific powers, which by law must be exercised by the full Board. The Executive Committee may not amend the Certificate of Incorporation, adopt an agreement of merger, recommend actions for stockholder approval, amend the by-laws, elect, appoint or remove an officer or director, amend or repeal any resolutions of the board, fix the board’s compensation, and unless expressly authorized by the board, declare a dividend, authorize the issuance of stock or adopt a certificate of ownership and merger.

Audit Committee
Members	Messrs. Leroy, Reyes and Thomas and Mrs. Tatlock
Number of Meetings Last Year	Four. The Committee also held seven teleconferences to review and discuss press releases and quarterly SEC reports.
Primary Functions
1.   Retains, subject to stockholder ratification, a firm of independent auditors to audit our financial statements and approves the scope of the firm’s audit;
2.  Reviews reports and recommendations of our independent auditors;
3.  Reviews the scope of all internal audits and related reports and recommendations;
4.  Pre-approves all audit and non-audit services provided by our independent auditors;
5.  Monitors integrity of financial statements;
6.  Monitors compliance with financial reporting requirements;
7.  Monitors the independence and performance of our independent auditors and the performance of our internal auditors;
8.  Discusses the Company’s financial statements and its quarterly and annual reports to be filed with the Securities and Exchange Commission (the “SEC”);
9.  Reviews the Company’s policies regarding risk assessment and risk management; and
10. Establishes procedures for receiving and responding to concerns regarding accounting and auditing matters.

Compensation and Stock Option Committee
Members	Messrs. Lohman, Renna and Reyes and Dr. Ewers
Number of Meetings Last Year	Seven

Primary Functions
1.   Administers our Long-Term Incentive Plans;
2.  Designates key employees, who hold the title of Vice President or above and operating company chief executives, who may be granted stock options, performance awards and other stock-based awards;
3.  Allocates the total amount of stock options to be awarded to all other key employees and delegates to an officer the authority to designate those key employees;
4.  Reviews and approves compensation and goals for the Chief Executive Officer and evaluates his or her performance, in consultation with the Company’s independent directors;
5.  Sets compensation for our officers who hold the office of Vice President or a more senior office and recommends compensation levels for the operating company chief executives;
6.  Determines the incentive compensation award for those senior officers under the Annual Executive Incentive Compensation Plan;
7.  Retains any compensation consultants to assist in the evaluation of senior executive compensation and benefits; and
8.  Oversees management’s administration of supplemental retirement and other benefit arrangements, compensation agreements and severance agreements for executive officers.

Nominating and Corporate Governance Committee
Members	Messrs. Leroy, Lohman, Renna and Thomas and Mrs. Tatlock
Number of Meetings Last Year	Four
Primary Functions
1.   Recommends nominees for election as members of the Board of Directors;
2.  Recommends directors for membership on the Audit Committee, Compensation and Stock Option Committee and Nominating and Corporate Governance Committee, including their Chairpersons;
3.  Recommends directors and executive officers for membership on other committees established by the Board of Directors;
4.  Recommends compensation arrangements for non-employee directors;
5.  Develops and recommends a set of corporate governance principles designed to foster an effective corporate governance environment;
6.  Administers our 2002 Non-Employee Director Stock Option Plan and the Stock Plan for Non-employee Directors;
7.  Reviews the charters of Board committees; and
8.  Manages the performance review process of the Board, its committees and management.

Corporate Responsibility Committee
Members	Dr. Ewers, Messrs. Hays, Wilson and Clarkson Hine (Vice President-Corporate Communications)
Number of Meetings Last Year	Four
Primary Functions
Reviews and recommends to the Board policies on the Company’s responsibilities to its employees and the community, such as: employee safety; diversity and equal opportunity; philanthropic activities; and the effect of Company operations on the environment.

Nomination Process

The primary functions of the Nominating and Corporate Governance Committee and a list of the Committee members (all of whom have been determined by the Board to be independent as defined by the New York Stock Exchange Listing Rules) are provided above. The Nominating and Corporate Governance Committee Charter in its entirety and a current list of the Committee members is available on the Company’s website at www.fortunebrands.com.

The Nominating and Corporate Governance Committee develops and implements policies and procedures by which the Board of Directors exercises its duties for overseeing the performance of the Company. Specific duties and responsibilities of the Nominating and Corporate Governance Committee include annually assessing the size and composition of the Board and its committees, defining director qualifications, as well as criteria for director independence and the selection of director candidates to be recommended to the Board. The Committee also performs succession planning for the Company’s executives.

The Committee, when identifying and evaluating candidates, first determines whether there are any evolving needs of the Board that require an expert in a particular field. The Committee then may retain a third-party search firm to locate candidates that meet the needs of the Board at that time. The firm provides information on a number of candidates, which the Committee discusses. The Committee chair and some or all of the members of the Committee will interview potential candidates that are deemed appropriate. If the Committee determines that a potential candidate meets the needs of the Board, has the qualifications, and meets the standards set forth in the Company’s Corporate Governance Principles, it will vote to recommend to the Board of Directors the nomination of the candidate.

The policy of the Nominating and Corporate Governance Committee is to consider director candidates recommended by stockholders if properly submitted to the Company. Stockholders wishing to recommend persons for consideration by the Nominating and Corporate Governance Committee as nominees for election to the Board of Directors can do so by writing to the Secretary of Fortune Brands, Inc. at 300 Tower Parkway, Lincolnshire, Illinois 60069. Recommendations must include the proposed nominee’s name, biographical data and qualifications, as well as a written statement from the proposed nominee consenting to be named and, if nominated and elected, to serve as a director. Our Restated Certificate of Incorporation also contains a procedure for direct nomination of directors by stockholders (see pages 29 and 30 of this Proxy Statement). The Nominating and Corporate Governance Committee will then consider the candidate and the candidate’s qualifications. The Committee may contact the stockholder making the nomination to discuss the qualifications of the candidate and the stockholder’s reasons for making the nomination. The Committee may then interview the candidate if the Committee deems the candidate to be appropriate. The Committee may use the services of a third-party search firm to provide additional information about the candidate prior to making a recommendation to the Board.

The Nominating and Corporate Governance Committee believes that it is necessary for our directors to possess many qualities and skills. When searching for new candidates, the Committee considers the evolving needs of the Board and looks for candidates that fill any future gap. The Committee believes that all directors must possess a considerable amount of business management and educational experience as well as meet the standards established by the Committee pursuant to the Company’s Corporate Governance Principles. In developing these standards, the Committee considers issues of judgment, diversity, background, stature, conflicts of interest, integrity, ethics and commitment to the goal of maximizing stockholder value. In considering candidates for the Board, the Nominating and Corporate Governance Committee considers the entirety of each candidate’s credentials in the context of these standards. With respect to the nomination of continuing directors for re-election, the individual’s contributions to the Board are also considered.

The Committee’s nomination process for stockholder-recommended candidates and all other candidates is designed to ensure that the Committee fulfills its responsibility to recommend candidates that are properly qualified to serve the Company for the benefit of all of its stockholders, consistent with the standards established by the Committee under the Company’s Corporate Governance Principles.

Director Compensation

Cash Compensation.  Each non-employee director of Fortune Brands, Inc. is paid an annual fee of $50,000 for services as a director and an additional $1,000 for each committee meeting attended. Members of the Audit Committee also receive an additional $7,500 for service on the Audit Committee. Messrs. Lohman and Thomas, Mrs. Tatlock and Dr. Ewers receive an additional $15,000 for service as a chairperson of the Compensation and Stock Option, Audit, Nominating and Corporate Governance and Corporate Responsibility committees, respectively.

Under the terms of the 2005 Non-Employee Director Stock Plan, which the Board has recommended for approval by the Company’s stockholders (See Item 3, pages 25 to 26), the non-employee directors will have the right to elect to receive their cash compensation in common stock of the Company.

The Company has an agreement with Mr. Lohman to defer payment of the fees to which he is entitled as a director, including any fees for committee service, until the January following his retirement from the Board. Interest on the deferred amounts is accrued quarterly based on the average quarterly treasury bill rate.

Insurance.  Directors traveling on Company business are covered by our business travel accident insurance policy which generally covers all Company employees and directors. We also pay the cost of group life insurance coverage for non-employee directors. The annual cost of group life insurance for 2004 was less than $3,323 for each of our non-employee directors.

2002 Non-Employee Director Stock Option Plan.  Each non-employee director who was first elected to the Board of Directors after April 30, 1997 is eligible to receive an annual grant of nonqualified stock options to purchase 2,500 shares of our common stock under our stockholder-approved 2002 Non-Employee Director Stock Option Plan. Under the terms of the 2002 Non-Employee Director Stock Option Plan:

(i)	the option price per share shall not be less than fair market value at the time the option is granted;

(ii)	the option does not become exercisable until the holder has been a director for at least eleven months after the date of grant (except in the case of death or a change in control of Fortune Brands, Inc.) and may generally be exercised for 10 years from the date of grant;

(iii)	if the holder ceases to be a director by reason of death, disability or retirement after five or more years of service, the option will continue to be exercisable until the expiration date set forth in the option agreement, provided that an option may be exercised within one year from the date of death even though beyond the expiration date; and

(iv)	if the holder ceases to be a director for any other reason, the option shall terminate and cease to be exercisable 30 days after cessation of service, except in the event of a change in control of Fortune Brands, Inc.

The Nominating and Corporate Governance Committee may also grant option awards of less than 2,500 shares to reflect partial years of service by directors who are appointed after the date of the Company’s annual stockholders meeting.

The 2002 Non-Employee Director Stock Option Plan provides that each option has a limited right that, in the event of a change in control of Fortune Brands, Inc., is exercised automatically unless the Nominating and Corporate Governance Committee determines that the limited right is exercisable at some other time. This limited right entitles the holder of the option to receive cash equal to the number of shares subject to the option multiplied by the difference between the exercise price per share and the greater of:

(i)	the highest price per share paid for shares of our common stock acquired in the change in control; and

(ii)	the highest market value of shares of our common stock during the 60-day period beginning on the date of the change in control.

The option will be canceled to the extent of the exercise of the limited right.

Retirement Benefit for Directors Elected Prior to April 30, 1997.  Each non-employee director who was elected to the Board of Directors prior to April 30, 1997 and who voluntarily retires or decides not to stand for re-election as a director will receive an annual retirement benefit equal to the annual director’s fee in effect at the time of retirement. This amount will be paid for as many years as the director served on the Board. This amount does not include fees for committee service or for service on subsidiaries’ boards of directors. The retirement benefit is payable beginning in the year in which such director retires or attains age 65, whichever occurs later. In the event of the director’s death after retirement, the remainder of the director’s unpaid benefit is paid to the director’s beneficiary in a single lump sum.

The Non-Employee Director Stock Option Plan (the predecessor to the 2002 Non-Employee Director Stock Option Plan) was adopted as a substitute for the retirement benefit program described above. Directors elected prior to April 30, 1997 had the option to continue to receive years of credit for the retirement benefit described above or to receive an annual option grant under the Non-Employee Director Stock Option Plan. All of the current directors receive an annual option grant under the 2002 Non-Employee Director Stock Option Plan and there are no directors accruing additional years of credit under the retirement benefit program.

Stock Plan for Non-employee Directors.  Each non-employee director receives 550 shares of our common stock each year under the Stock Plan for Non-employee Directors. The Stock Plan for Non-Employee Directors expired on December 31, 2004, and the Board is recommending that shareholders vote FOR adoption of a substantially similar plan (see Item 3 on pages 25 to 26 of the Proxy Statement). The Company has an agreement with Mr. Lohman to defer payment of these shares until the January following his retirement from the Board. While receipt of the shares is deferred, dividends are also deferred and accrue interest quarterly from the dates such dividends would have been paid at a rate equal to the average quarterly treasury bill rate.

Matching Gifts.  Directors are covered under our matching gift program. Under this program, the Company makes a 100% match of gifts totaling up to $5,000 annually by the director to an eligible charitable institution.

Charitable Award Program.  Current directors who are not officers or employees of the Company are covered under our charitable award program for non-employee directors. Under the program, the Company makes contributions of up to $500,000 for each director to a charitable, educational or other qualified organization designated by the director. The contribution is made after the death of the director. The Company has life insurance to reimburse itself for the $500,000 contributions to be made for each director except for Messrs. Reyes and Leroy. For Messrs. Reyes and Leroy, the Company annually records a $100,000 expense until the obligation is fully reserved. Mr. Wilson does not participate in this program. On December 9, 2003, the Board of Directors approved the elimination of this program. Directors first elected on or prior to December 9, 2003 (which includes all directors and director nominees, except Mr. Wilson) will still be covered under this program.

Section 16(a) Beneficial Ownership Reporting Compliance

Each director and executive officer of the Company who is subject to Section 16 of the Exchange Act is required to file with the Securities and Exchange Commission (“SEC”) reports regarding their ownership and changes in ownership of our equity securities. Reports received by the Company indicate that all these directors and executive officers have filed all requisite reports with the SEC on a timely basis during or for 2004.

EXECUTIVE COMPENSATION

The following table summarizes all compensation earned by the five most highly compensated executive officers during each of our past three fiscal years:

Summary Compensation Table

		Annual Compensation			Long-Term Compensation
					Awards	Payouts
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensa- tion ($)(1)	Securities Underlying Options/ SARs(#)	LTIP Payout ($)(2)	All Other Compensa- tion ($)(3)
Norman H. Wesley Chairman of the Board and Chief Executive Officer	2004 2003 2002	1,040,000 1,000,000 950,000	1,467,600 1,217,200 1,548,000	584,273 309,866 359,188	190,000 190,000 190,000	4,903,200 3,876,192 1,611,039	230,469 270,586 201,300

Craig P. Omtvedt Senior Vice President and Chief Financial Officer	2004 2003 2002	535,000 515,000 495,000	461,400 405,614 521,900	189,839 149,107 83,593	95,000 95,000 95,000	2,202,570 1,676,467 698,117	98,933 113,255 94,496

Mark A. Roche Senior Vice President, General Counsel and Secretary	2004 2003 2002	440,000 422,000 405,000	345,000 302,152 388,200	154,211 96,914 81,454	60,000 60,000 60,000	1,287,090 1,036,867 429,610	77,240 87,668 134,361

Christopher J. Klein Senior Vice President — Strategy and Corporate Development	2004 2003	362,000 237,371	447,240 250,600	15,074 0	60,000 60,000	858,000 339,167	60,237 23,432

Mark Hausberg Senior Vice President — Finance and Treasurer	2004 2003 2002	315,000 305,000 295,000	247,000 218,380 282,800	89,953 67,796 59,502	28,000 28,000 30,000	551,610 474,805 198,704	58,298 66,120 54,778

Footnotes to Summary Compensation Table

(1)	The executive officers named above are not covered under the Company’s tax qualified defined benefit pension plan (except for Mr. Klein) and contributions to the Company’s defined contribution plan for them are reduced due to Internal Revenue Code limitations. As such, their pension benefits are provided under our Supplemental Plan and the amounts that we are not able to contribute on their behalf to our defined contribution plan are also credited to them under the Supplemental Plan. After-tax contributions to trusts are made to fund these benefits. The tax withholding associated with these contributions is also funded in order to provide the benefit outlined in the Pension Plan table on page 17. These arrangements have been approved by stockholders.

The amount we list above in the “Other Annual Compensation” column includes the following amounts provided to the executive for tax withholding:

	2004	2003	2002
Norman H. Wesley	$411,998	$203,520	$309,166
Craig P. Omtvedt	115,329	103,024	48,227
Mark A. Roche	108,128	68,555	60,108
Mark Hausberg	68,851	54,679	50,980

Also included in the Other Annual Compensation column for 2004 are the following dividends paid on performance awards under the Company’s Long-Term Incentive Plans: $172,275 for Mr. Wesley;

$74,510 for Mr. Omtvedt; $46,083 for Mr. Roche; $15,074 for Mr. Klein; and $21,102 for Mr. Hausberg.

(2)	The amount we list in the “LTIP Payout” column is the value of performance awards for the performance period that ended in the year reported. For example, the amount for 2004 includes the performance awards paid in 2005 based upon targets achieved for the 2002–2004 period. Executive officers who meet certain internal share ownership guidelines are eligible to receive the performance awards, which are denominated in shares, in cash. For the award paid in 2005, the full amount was paid in cash to Messrs. Wesley, Omtvedt, Roche and Hausberg. Mr. Klein received his full award in shares.

(3)	The amount we list in the “All Other Compensation” column includes: (a) Company contributions to the tax qualified defined contribution plan of the Company, (b) profit-sharing amounts under the Company’s Supplemental Plan, and (c) the value of premiums paid by the Company under split-dollar life insurance and other life insurance programs. We describe these benefits below:

(a)	Defined Contribution Plan Contributions. Company contributions for 2004 to the Company’s tax qualified defined contribution plan were $21,963 for each of Messrs. Wesley, Omtvedt, Roche and Hausberg and $18,892 for Mr. Klein.

(b)	Supplemental Plan. The Supplemental Plan credits certain executives with amounts that would have been contributed to their accounts under the same profit-sharing formula set forth in our tax qualified defined contribution plan but which could not be contributed because of Internal Revenue Code limitations. Profit-sharing credits earned under our Supplemental Plan for 2004 were: $184,698 for Mr. Wesley; $66,205 for Mr. Omtvedt; $48,344 for Mr. Roche; $36,684 for Mr. Klein; and $29,554 for Mr. Hausberg.

In order to fund the Company’s obligations to provide these profit-sharing benefits under the Supplemental Plan, the Company made contributions in 2004 to fund profit-sharing credits earned for 2003 in the following amounts under trust funding arrangements approved by stockholders: $140,014 for Mr. Wesley; $36,387 for Mr. Omtvedt; $49,900 for Mr. Roche; and $23,123 for Mr. Hausberg. The Company funds only an amount sufficient to provide the expected after-tax profit-sharing benefit. These contributions to the trusts are not listed in the “All Other Compensation” column, because they were made to fund profit-sharing credits that are already disclosed in the “All Other Compensation” column.

The Company made additional contributions in 2004 in the following amounts to the trusts to fund its obligations for pension benefits under the Company’s Supplemental Plan: $578,109 for Mr. Wesley; $143,558 for Mr. Omtvedt; $156,527 for Mr. Roche; and $91,846 for Mr. Hausberg. These contributions are not listed in the “All Other Compensation” column because they were made to fund supplemental retirement benefits already disclosed in the Pension Plan table on page 17.

(c)	Split-Dollar Life Insurance Program. The Company provides a split-dollar life insurance program for certain executive officers, including Messrs. Wesley, Omtvedt, Roche and Hausberg. All insurance proceeds from the split-dollar life insurance program that exceed the executive’s death benefit are payable to the Company, and the program is designed for the Company to recover at least its aggregate premium cost. The Company elected to prepay its share of the full premiums for the policies covering the executives identified above in two annual installments when the executives first became covered under the program. Mr. Wesley became covered under the program in 1999 and Messrs. Omtvedt, Roche and Hausberg became covered in 1997. Additional split-dollar life insurance was obtained in 1998 and 2000 for Mr. Omtvedt and in 2001 for Mr. Roche in order to provide for increased death benefits attributable to salary increases. The Company’s share of the premiums for the increased insurance obtained for Mr. Omtvedt in 2000 was paid in two annual installments, in 2000 and 2001. The Company’s share of the premiums for the insurance obtained for Mr. Roche in 2001 was also paid in two installments, in 2001 and 2002.

The amounts set forth in the “All Other Compensation” column for 2002 for Mr. Roche include the dollar value of insurance premiums paid by the Company in that year for split-dollar insurance, as reduced by the projected refund to the Company on the maturity of the policy calculated on an actuarial basis.

Additional Life Insurance Program. The Company provides an additional life insurance program for certain executive officers, including Messrs. Wesley, Omtvedt, Roche, Hausberg and Klein. The amounts set forth in the “All Other Compensation” column for 2004 for Messrs. Wesley, Omtvedt, Roche, Hausberg, and Klein include the dollar value of insurance premiums paid by the Company in 2004. These amounts are: $22,475 for Mr. Wesley; $9,432 for Mr. Omtvedt; $5,600 for Mr. Roche; $5,445 for Mr. Klein; and $3,328 for Mr. Hausberg. In addition, the amounts set forth in the “All Other Compensation” column for 2004 include income of $1,333 for each of Messrs. Wesley, Omtvedt, Roche, Klein and Hausberg related to reimbursement of long-term disability insurance premiums.

The following table provides information on grants of stock options made in 2004:

Option/SAR Grants in Last Fiscal Year

	Individual Grants
Name	Number of Securities Underlying Options/SARs Granted (#)(1)	Percent of Total Options/SARs Granted to Employees in Fiscal Year	Exercise or Base Price ($/SH)	Expiration Date(2)	Grant Date Present Value ($)(3)
Norman H. Wesley	190,000	6.3	72.30	9/28/14	$16.44
Craig P. Omtvedt	95,000	3.1	72.30	9/28/14	$16.44
Mark A. Roche	60,000	2.0	72.30	9/28/14	$16.44
Christopher J. Klein	60,000	2.0	72.30	9/28/14	$16.44
Mark Hausberg	28,000	1.0	72.30	9/28/14	$16.44

(1)	All options are for shares of common stock of the Company. No stock appreciation rights (“SARs”) were granted during 2004. Options are generally not exercisable for one year after the date of grant. The options granted during 2004 become exercisable in three equal annual installments beginning one year after the date of grant.

(2)	The 1999 and 2003 Long-Term Incentive Plans provide that each option shall have a limited right (“Limited Right”) which generally is exercised automatically on the date of change in control of the Company. The Limited Right generally entitles the holder of the option to receive cash equal to the number of shares subject to the option multiplied by the difference between the exercise price per share and (a) the fair market value of such shares at the date of exercise of the Limited Right if the option is an incentive stock option and (b) if the option is a nonqualified stock option, the greater of (i) the highest price per share paid for the shares of common stock of the Company acquired in the change in control and (ii) the highest market value of shares of common stock during a specified period prior to the time of exercise. The option is canceled to the extent of the exercise of the Limited Right.

(3)	Grant Date Present Value is determined using the Black-Scholes option pricing model based on the following assumptions:

(a)	an expected option term of four and a half years which reflects a reduction of the actual ten-year term of an option based on historical data regarding the average length of time an optionee holds the option before exercising;

(b)	a risk-free weighted-average rate of return of 3.2%, the rate of a five-year U.S. Treasury Zero Coupon Bond corresponding to the expected option term;

(c)	stock price volatility of 26.7% based on daily closing stock market quotations for the period March 2000 to September 2004; and

(d)	a yield of 1.8% based on the annual dividend rate of $1.32 per share at the date of grant.

The Grant Date Present Values in the table are only theoretical values and may not accurately determine present value. The actual value, if any, to be realized by an optionee will depend on the excess of the market value of the common stock over the exercise price on the date the option is exercised.

The following table provides information concerning exercise of stock options made during 2004 by each of the following most highly compensated executive officers:

Aggregated Option/SAR Exercises in Last Fiscal Year and
Fiscal Year-End Option/SAR Values(1)

Name	Shares Acquired on Exercise (#)(1)	Value Realized ($)	Number of Securities Underlying Unexercised Options/ SARs at FY-End (#) Exercisable/ Unexercisable	Value of Unexercised In-The-Money Options/ SARs at FY-End ($) Exercisable/ Unexercisable
Norman H. Wesley	222,606	8,688,305.68	571,195/379,999	25,139,356/6,275,041
Craig P. Omtvedt	125,316	4,879,057.92	123,691/189,999	4,084,338/3,137,505
Mark A. Roche	35,177	1,878,375.47	173,767/120,000	7,099,394/1,981,600
Christopher J. Klein	0	0	20,000/100,000	450,800/1,363,600
Mark Hausberg	15,966	680,907.42	137,639/56,666	6,050,823/945,332

(1)	No SARs were exercised during 2004 and no SARs were outstanding as of February 4, 2005.

The following table provides information concerning long-term compensation awards made during 2004 to the following most highly compensated executive officers:

Long-Term Incentive Plan — Awards in Last Fiscal Year
Performance Period 2005–2007

			Estimated Future Payouts Under Non-Stock Price-Based Plans
Name	Number of Shares, Units or Other Rights (#)(1)	Performance or Other Period Until Maturation or Payout	Threshold (#)	Target (#)	Maximum (#)
Norman H. Wesley	37,000	3 yrs.	18,500	37,000	55,500
Craig P. Omtvedt	15,000	3 yrs.	7,500	15,000	22,500
Mark A. Roche	10,000	3 yrs.	5,000	10,000	15,000
Christopher J. Klein	10,000	3 yrs.	5,000	10,000	15,000
Mark Hausberg	4,000	3 yrs.	2,000	4,000	6,000

(1)	Performance share awards were granted for the January 1, 2005–December 31, 2007 performance period. These figures represent the number of shares that will be awarded upon attainment of the average consolidated return on equity and cumulative increase in diluted earnings per share targets for the performance period 2005-2007.

The number of shares of common stock to be delivered for the performance period 2005-2007 is based on the level of achievement of specified operating goals of the Company and its consolidated subsidiaries during the performance period. The target number of shares will be earned if 100% of the targeted average consolidated return on equity and cumulative diluted earnings per share are achieved and an additional amount of shares will be paid if the targeted goals are exceeded, but the maximum number of shares paid will not exceed 150% of the target amount. The threshold amount will be earned at the achievement of approximately 90% of the targeted average consolidated return on equity and cumulative diluted earnings per share. In addition, cash dividend equivalents will be paid, but only to the extent that the performance goals are achieved.

Retirement Plans

The following table sets forth the highest estimated annual retirement benefits payable to persons in the specified compensation and years of service classifications upon retirement at normal retirement date, assuming election of an annuity for the life of the employee only, under the plans of the Company under which executive officers of the Company would be entitled to benefits:

Pension Plan Table

	Estimated Annual Retirement Benefits for Representative Years of Credited Service
Remuneration	10	15	20	25	30	35
$ 500,000	$87,500	$131,250	$156,250	$187,500	$225,000	$262,500
600,000	105,000	157,500	187,500	225,000	270,000	315,000
700,000	122,500	183,750	218,750	262,500	315,000	367,500
800,000	140,000	210,000	250,000	300,000	360,000	420,000
900,000	157,500	236,250	281,250	337,500	405,000	472,500
1,000,000	175,000	262,500	312,500	375,000	450,000	525,000
1,100,000	192,500	288,750	343,750	412,500	495,000	577,500
1,200,000	210,000	315,000	375,000	450,000	540,000	630,000
1,300,000	227,500	341,250	406,250	487,500	585,000	682,500
1,400,000	245,000	367,500	437,500	525,000	630,000	735,000
1,600,000	280,000	420,000	500,000	600,000	720,000	840,000
1,800,000	315,000	472,500	562,500	675,000	810,000	945,000
2,000,000	350,000	525,000	625,000	750,000	900,000	1,050,000
2,200,000	385,000	577,500	687,500	825,000	990,000	1,155,000
2,400,000	420,000	630,000	750,000	900,000	1,080,000	1,260,000
2,600,000	455,000	682,500	812,500	975,000	1,170,000	1,365,000

The estimated retirement benefits in the preceding table include any offset for Social Security benefits. The compensation covered by the plans that provide retirement benefits to executive officers generally includes the categories of “Salary” and “Bonus” from the Summary Compensation Table shown above on page 13, averaged over the five highest consecutive years. The years of service of Messrs. Wesley, Omtvedt, Roche, Hausberg and Klein are 20, 15, 23, 11 and 2, respectively. Mr. Roche, who joined our employ in 1988, has a special retirement arrangement which credits him with service since 1981 in order to recognize that he devoted full time to our legal affairs from 1981 through 1988 while with an outside law firm.

Supplemental Plan. All of the executive officers named in the Summary Compensation Table on page 13 participate in the Supplemental Plan. Messrs. Wesley, Omtvedt, Roche and Hausberg are accruing benefits after 1995 solely under the Supplemental Plan rather than the Company’s tax qualified Retirement Plan. The Supplemental Plan provides that certain senior officers of Fortune Brands, Inc. will receive an annual benefit equal to 52-1/2% of average compensation during the five highest-paid consecutive years of employment if designated by the Compensation and Stock Option Committee to receive this benefit. Messrs. Wesley, Omtvedt, Roche and Hausberg are entitled to this retirement benefit. This 52-1/2% benefit is reduced by 1-1/2% of such average compensation for each year that the officer retires prior to age 65 unless he has completed 35 years of service. The benefit is also reduced by benefits under the Fortune Brands Pension Plan and the retirement plans of our subsidiaries and any prior employer.

The Supplemental Plan also pays the difference between the benefits payable under our tax qualified Retirement Plan and the amount that would have been paid if the Internal Revenue Code did not have a limit on the amount of annual benefits that may be paid from a tax qualified Retirement Plan. The current Internal Revenue Code limit is the lesser of $170,000 or the employee’s average annual compensation during the three highest-paid consecutive years of employment. The Internal Revenue Code also provides that benefits under tax qualified plans cannot be based on compensation in excess of a certain limit, currently $210,000. The Supplemental Plan provides the difference between the amount paid under our tax qualified plans and the amount that would have been paid if the limit on compensation were not included therein. In calculating benefits, no credit is given for service in excess of 35 years.

Agreement with Mr. Wesley.  Mr. Wesley has an agreement that his average annual compensation under the Supplemental Plan will be determined using his three highest-paid consecutive calendar years of employment rather than five. If Mr. Wesley becomes disabled or dies prior to normal retirement age of 65, his employment is terminated for reasons other than cause, or Mr. Wesley terminates his employment for good reason (as defined in the agreement), Mr. Wesley’s compensation at the date of his retirement will be deemed to have continued until his normal retirement age for purposes of calculating this retirement benefit.

Change in Control Agreements.  We have agreements with Messrs. Wesley, Omtvedt, Roche, Hausberg and Klein to provide each of them with benefits if they are terminated following a change in control of Fortune Brands, Inc. Each agreement states that if, subsequent to a change in control, (1) Fortune Brands, Inc. terminates the officer’s employment for a reason other than disability or cause, or (2) the officer decides to terminate his employment for good reason (as defined in the agreement), the officer will receive:

(i)	three years of base salary, three times the amount of his annual incentive compensation award and defined contribution plan allocation (and the supplemental profit-sharing allocation under the Supplemental Plan);

(ii)	three additional years of service and earnings credit under our retirement plans and agreements; and

(iii)	three additional years of coverage under our life, health, accident, disability and other employee plans.

If the special excise tax under Section 280G of the Internal Revenue Code applies, the agreements provide that we will restore amounts lost by the executive officer. The Company has established a “rabbi” trust with a bank for the purpose of paying such amounts. The executive officer would also be entitled to retain his split-dollar life insurance policy in order to provide his death benefit, but any insurance proceeds after death in excess of the death benefit will be returned to the Company. Any amounts payable under these change in control agreements are reduced by amounts payable under the severance agreements referred to below.

Severance Agreements. We have agreements with Messrs. Wesley, Omtvedt, Roche, Hausberg and Klein, to provide each of them with severance benefits without regard to a change in control if Fortune Brands, Inc. terminates their employment for reasons other than disability or cause or if they terminate their employment for “good reason” (as defined in the agreement). The severance agreements provide the same benefits as those described above for a termination of employment following a change in control except that the multiplier is three in the case of Mr. Wesley and two in the case of Messrs. Omtvedt, Roche, Hausberg and Klein.

Report of the Compensation and Stock Option Committee on Executive Compensation

The Company’s executive compensation program (the “Program”) assists the Company in attracting, motivating and retaining executives that it needs in order to maximize its return to stockholders.

Toward that end, the Program provides:

(i)	competitive levels of salary and total compensation;

(ii)	annual incentive compensation that varies with the financial performance of the Company and its various operating companies; and

(iii)	long-term incentive compensation to reward long-term financial performance.

The Company provides levels of total compensation for executive officers that are competitive with compensation for executives with comparable responsibilities in corporations of similar size. The Compensation and Stock Option Committee (the “Committee”) derives the competitive information from a variety of sources, including surveys of compensation conducted by Hewitt Associates and Towers Perrin. Most of the companies in the survey group are in the S&P 500 and some are in the Peer Group Index described on pages 22 and 23. The Committee relies on a broad array of companies for comparative analysis of executive compensation because it believes that the Company’s competitors for executive talent are more varied than the Peer Group. The Committee believes that the companies in the survey group provide a good basis for comparison. In reviewing competitive information, the Committee compares the performance of the Company with the performance of companies in the survey group. The Committee also solicits compensation information and advice from Hewitt Associates, the Committee’s outside consultant.

The Program consists of three basic elements — base salaries, annual incentive bonuses and long-term incentives. The Program provides the flexibility to reward executives based on their individual performance and company performance. The Company designs the long-term incentive plans covering its executive officers to ensure that the level of incentive compensation changes to reflect the profitability of the Company and the performance of the Company’s common stock.

Committee Responsibilities

Under the Company’s By-laws and the Committee Charter, the Committee has the following responsibilities: (i) reviews and approves compensation and goals for the Chief Executive Officer and evaluates his or her performance; (ii) approves the salaries of Vice Presidents and more senior officers; (iii) selects annual corporate performance measures and determines bonuses under the Annual Executive Incentive Compensation Plan; (iv) grants awards under the Company’s 1999 and 2003 Long-Term Incentive Plans, which in 2004 consisted of stock options and performance share awards; (v) reviews the design of the incentive plans and recommends changes deemed appropriate to the Board of Directors; and (vi) assesses the competitiveness and effectiveness of all compensation programs.

Each element of the Program is described in the report below, including a discussion of the specific actions taken by the Committee for 2004 concerning the Chief Executive Officer and other executive officers.

Base Salaries

In determining salary adjustments for the Chief Executive Officer and other executive officers, the Committee sought to maintain salary levels that are competitive with the survey group. The salary increase for the Chief Executive Officer for 2004 was 4.0%, which placed the Chief Executive Officer in the second quartile (the fourth quartile being the highest) of the survey group. The average salary increase for executive officers during 2004 was 3.9%. The average salary increase for the survey group was 3.7%. The salary levels of the Company’s executive officers, other than the Chief Executive Officer, were within the third quartile of the survey group.

Annual Incentive Bonuses

The Company’s Annual Executive Incentive Compensation Plan, which was approved by stockholders in 2002, covers officers holding the office of Vice President and above. In January, 2004 the Committee established an incentive bonus fund for the year equal to 2.5% of adjusted net income (defined as the Company’s income from continuing operations). The Company determined net income in accordance with generally accepted accounting principles, as reflected in the audited consolidated statement of income for 2004. The net income is then adjusted by the Company’s independent accountants to:

(i)	eliminate restructuring charges or credits;

(ii)	eliminate other nonrecurring charges or credits, as disclosed in the audited financial statements and notes;

(iii)	include the results of operations for such year from businesses classified as “discontinued operations” prior to the disposition dates; and

(iv)	to the extent not adjusted pursuant to the above items, eliminate gains or losses resulting from the sale, disposal or writedown of intangible assets, land or buildings, charges for impaired assets, businesses, securities resulting from the sale of businesses and the sale of financial instruments.

The Committee also established a maximum percentage of the incentive bonus fund that could be awarded to each executive officer. These maximum percentages are: 20% to Mr. Wesley, 7.5% to Messrs. Omtvedt, Roche, Klein and Hausberg and 2.5% to the other executive officers.

Although the incentive bonus fund and the percentage of the fund allocated to each executive officer determine the maximum amount that can be paid individually and in the aggregate, the Committee’s practice has been to approve incentive bonus awards based on target bonus levels set for each executive officer and pre-established earnings per share growth targets. Specifically, in order to allocate the incentive bonus fund among the executives, the Committee established a competitive target level for the annual bonuses equal to 90% of salary for Mr. Wesley and 40–55% of salary for all other executive officers. The Company determines the actual bonus awards based on the Company’s earnings per share performance, ranging from 0–200% of the target bonus amount. The Committee has the authority to reduce, or increase, the incentive bonus award below or above the executive’s target bonus level as adjusted for Company performance. But in no event can an executive officer’s incentive bonus award exceed the maximum percentage of the incentive bonus fund allotted to the officer.

The Committee determined award payments to Mr. Wesley and the executive officers based on actual earnings per share growth as compared to earnings per share growth targets set at the beginning of 2004. The Committee approved payments of 156.8% of the target award with one exception. The total amount of the incentive bonuses paid to eligible officers for 2004 was 31.3% of the total authorized incentive fund.

Long-Term Incentives

Under the Company’s 1999 and 2003 Long-Term Incentive Plans, the Committee can grant to key employees of the Company and its subsidiaries a variety of long-term incentives, including nonqualified stock options, incentive stock options, stock appreciation rights, restricted stock, performance awards, dividend equivalents and other stock-based incentives. During 2004, the Committee granted incentive stock options and nonqualified stock options to executive officers of the Company. Performance share awards and dividend equivalents were also granted for the 2005–2007 performance period.

The Committee intends that stock options and performance awards serve as a significant portion of the executives’ total compensation package. They are granted in consideration of present and anticipated performance, as well as past performance. The stock options and performance awards offer the executive officers significant long-term incentives to increase their efforts on behalf of the Company and its subsidiaries, to focus managerial efforts on enhancing stockholder value and to align the interests of the executives with the stockholders.

The Committee’s compensation philosophy is to have long-term incentives that pay more for superior performance and less if performance does not achieve that level. The Committee, in determining stock option and performance award grants to the individual executive officers, considered the award levels granted to similarly-compensated executives in the survey group and information presented by the Committee’s outside consultant. The Committee also compared the performance of the companies in the survey group to the performance of the Company. The Committee believes that it is desirable to set a competitive percentile target as compared to the survey group in order to reward executive officers for strong performance and to increase their efforts on behalf of the Company, its subsidiaries and its stockholders. Grants were designed so that stock options comprise the greatest portion of the long-term incentive grant (ranging from 63% to 76% of the total long-term incentive grant for individual executive officers). Performance awards comprise the remainder.

During 2004 the Committee granted incentive and nonqualified stock options. The options have an exercise price equal to the fair market value of the stock on the date of grant. The options become exercisable in three annual installments beginning one year after the grant date, and expire 10 years after the grant date. Executive officers will realize benefits from stock options only if the market value of the Company’s common stock increases.

The Committee also granted performance share awards for the 2005–2007 performance period that are contingent upon the Company and its subsidiaries achieving specified average return on equity and cumulative diluted earnings per share targets over the performance period. The target number of shares of the Company’s common stock will be earned if 100% of the targeted consolidated return on equity and cumulative diluted earnings per share are achieved. An additional amount of shares will be paid if the targeted goals are exceeded, but the maximum number of shares paid will not exceed 150% of the target amount. The Company will not pay performance share awards unless approximately 90% of the targeted consolidated return on equity and cumulative diluted earnings per share are achieved. In that event, 50% of the target number of shares will be earned. Recipients of performance awards will receive cash dividend equivalents at the time of payment equal to the cash dividends that would have been paid on the shares had the recipient owned the shares during the performance period. The executive officers have the option to receive their performance share award in cash if they have met the Company’s stock ownership guidelines. The Company’s stock ownership guidelines are:

Chairman and Chief Executive Officer	4 times salary;
Senior Vice Presidents and First-Tier Chief Executive Officers	2 times salary; and
Vice Presidents	1 times salary.

The performance share award grant when aggregated with the 2004 stock option grant to the individual executive officers placed them in the fourth quartile of the survey group. Mr. Wesley’s long-term incentive grant placed him within the third quartile of the survey group.

Tax Treatment

The Internal Revenue Code limits the allowable tax deduction that may be taken by the Company for compensation paid to the Chief Executive Officer and the other highest paid executive officers required to be named in the Summary Compensation Table on page 13. The limit is $1 million per executive per year, although compensation payable solely based on performance goals is excluded from the limitation. All compensation of executive officers is fully tax deductible by the Company with the exception of $1,089,009, primarily due to employee grantor trust funding. Employee grantor trusts were established to provide retirement benefits in lieu of allowing participation in the Company’s tax-qualified pension plan. These trusts have been approved by stockholders. The Committee intends that the annual incentive bonus, stock options and performance awards qualify as performance-based compensation so that these awards may qualify for the exclusion from the $1 million limit.

Compensation Consultant and Process

The Committee has retained Hewitt Associates as the Committee’s consultant. The consultant regularly meets with the Committee and is included during executive sessions without the presence of Company management. In 2004, the consultant gave a presentation on executive compensation to the entire Board of Directors during executive session. Hewitt Associates is separately retained by the Company for pension plan and other employee benefits administration and consulting.

Compensation and Stock Option Committee

Gordon R. Lohman, Chairman
Patricia O. Ewers
Eugene A. Renna
J. Christopher Reyes

February 21, 2005

FORTUNE BRANDS, INC. STOCK PRICE PERFORMANCE
(With Dividend Reinvestment)

Peer Group Index

The Peer Group is composed of the following publicly traded companies in industry segments corresponding to the Company’s current four core businesses:

Spirits and Wine:  Allied Domecq PLC, Brown-Forman Corporation, Constellation Brands, Inc. (formerly Canadaigua Brands, Inc.) and Diageo PLC (formerly Guinness PLC);

Home and Hardware:  Armstrong World Industries, Inc., The Black & Decker Corporation, Masco Corporation, Newell Rubbermaid Inc. (formerly Newell Co.) and The Stanley Works;

Office:  Avery Dennison Corporation, General Binding Corporation, Mead Westvaco (formerly, The Mead Corporation), and The Standard Register Company; and

Golf and Leisure:  Brunswick Corporation, Callaway Golf Company, Huffy Corporation, K2, Inc. and Reebok International Ltd.

Moore Wallace, Inc., which was formerly included in the Office segment, has been removed because it was acquired by R.R. Donnelley & Sons Company.

The weighted average total return of the entire Peer Group, for each year, is calculated in the following manner:

(1)	the total return of each Peer Group member is calculated by dividing the change in market value of a share of its common stock, assuming periodic dividend reinvestment, by the cumulative value of a share of its common stock at the beginning of the year;

(2)	each Peer Group member’s total return is then weighted within its industry segment based on its market capitalization at the beginning of the year, relative to the market capitalization of the entire segment, and the sum of such weighted returns results in a weighted average total return for that segment; and

(3)	each segment’s weighted average total return is then weighted based on the percentage of sales, excluding excise taxes, of that segment of the Company for the year, as compared with total Company sales, excluding excise taxes, and the sum of such weighted returns results in a weighted average total return for the entire Peer Group.

The Peer Group Index reflects the weighted average total return for the entire Peer Group calculated for the five year period, starting with a base of $100.

Report of the Audit Committee

The Audit Committee of the Board of Directors (the “Audit Committee”) is composed of four directors that are “independent” as defined under the New York Stock Exchange Listing Standards and Rule 10A-3 of the Exchange Act. The Audit Committee has a written charter that has been approved by the Board of Directors. A copy of the Audit Committee Charter is available on the Company’s website at http://www.fortunebrands.com. The Audit Committee has appointed (subject to stockholder ratification) the Company’s independent auditors.

Management has the responsibility for the Company’s financial statements and overall financial reporting process, including the Company’s systems of internal controls. The independent auditor has the responsibility to conduct an independent audit in accordance with generally accepted auditing standards and to issue an opinion thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

In this context, the Audit Committee has reviewed and discussed the audited financial statements and the Company’s quarterly and annual reports to the SEC with management and the independent auditor. Management has confirmed to the Audit Committee that the Company’s financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee has met with the independent auditor and discussed matters required to be discussed by SAS No. 61 (Communication with Audit Committees). The independent auditor has provided an unqualified opinion regarding the Company’s financial statements for the year ended December 31, 2004 and management’s assessment of internal controls over financial reporting and the effectiveness of those controls as of December 31, 2004.

The Company’s independent auditor has also provided to the Audit Committee the written disclosures and letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committee), and the Audit Committee has discussed with the independent auditor that firm’s independence. The Audit Committee has also reviewed non-audit services provided by the independent auditor and has considered the compatibility of these services with maintaining the auditor’s independence.

Based upon the review and discussions with management and the independent auditor, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 for filing with the SEC.

Audit Committee

David M. Thomas, Chairman
Pierre E. Leroy
J. Christopher Reyes
Anne M. Tatlock

February 21, 2005

The Report of the Compensation and Stock Option Committee on Executive Compensation, the Fortune Brands, Inc. Stock Price Performance graph, and the Report of the Audit Committee shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A or 14C under the Exchange Act or to the liabilities of Section 18 of the Exchange Act. In addition, they shall not be deemed incorporated by reference by any statement that incorporates this Proxy Statement by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically incorporates this information by reference.

Fees of Independent Registered Public Accounting Firm

The independent auditor of the Company during the year ended December 31, 2004 was PricewaterhouseCoopers LLP. All PricewaterhouseCoopers LLP services were approved in advance by the Audit Committee. The aggregate fees billed by PricewaterhouseCoopers LLP during the years 2004 and 2003 are set forth in the table below:

Type of Fee	Fiscal Year Ended December 31,
	2004	2003
Audit Fees (1)	$6,189,000	$3,528,000
Audit Related Fees (2)	770,000	1,263,000
Tax Fees (3)	835,000	1,581,000
All Other Fees (4)	102,000	301,000

(1)	Aggregate fees billed by PricewaterhouseCoopers LLP in connection with the audit of the Company’s annual financial statements and the review of the Company’s financial information included in its SEC Form 10-Q filings, the review of management’s assessment of internal controls and the assessment of the effectiveness of the Company’s internal controls.

(2)	Audit-related services included assistance with due diligence activities and accounting advice on proposed acquisitions, audits of employee benefit plans, evaluation of the new internal control certification requirements, and for 2003 only, assistance in the development of a program to document the Company’s internal controls.

(3)	Tax fees represented services which included domestic and international tax compliance, tax planning and expatriate tax services.

(4)	All Other Fees, for 2004, represented services that include the audit of our pharmacy benefits contract and the lease of office space in the UK. All Other Fees for 2003 represented services that include the sale of an automated tool to assist management in the evaluation of access controls and consulting services relating to data archiving.

Approval of Audit and Non-Audit Services

The Audit Committee has adopted the following policies and procedures for the pre-approval of all audit and permissible non-audit services provided by our independent auditor. The Audit Committee annually reviews the audit and non-audit services to be performed by the independent auditor during the upcoming year. The Audit Committee considers, among other things, whether the provision of specific non-audit services is permissible under existing law and whether it is consistent with maintaining the auditor’s independence. The Audit Committee then approves the audit services and any permissible non-audit services it deems appropriate for the upcoming year. The Audit Committee’s pre-approval of non-audit services is specific as to the services to be provided and includes pre-set spending limits. The provision of any additional non-audit services during the year, or the provision of services in excess of pre-set spending limits, must be pre-approved by either the Audit Committee or by the Chairman of the Audit Committee, who has been delegated authority to pre-approve such services on behalf of the Audit Committee. Any pre-approvals granted by the Chairman of the Audit Committee must be reported to the full Audit Committee at its next regularly scheduled meeting. All of the fees described above under audit fees, audit-related fees, tax fees and all other fees for 2004 were pre-approved by the Audit Committee pursuant to its pre-approval policies and procedures.

Item 2

RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2005. The Audit Committee and the Board of Directors recommend that you ratify this appointment. In line with this recommendation, the Board of Directors intends to introduce the following resolution at the Annual Meeting (designated as Item 2):

“RESOLVED, that the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for this Company for the year 2005 is ratified.”

A member of PricewaterhouseCoopers LLP will attend the Annual Meeting to make a statement if he or she desires, and respond to appropriate questions that may be asked by stockholders.

The Board of Directors recommends that you vote FOR Item 2.

Item 3

APPROVAL OF THE 2005 NON-EMPLOYEE DIRECTOR STOCK PLAN

On April 25, 2000, the Company’s stockholders approved the Stock Plan for Non-employee Directors which annually granted shares of common stock to each non-employee director of the Company. The plan expired on December 31, 2004. A new stock plan for non-employee directors (the “2005 Non-Employee Director Stock Plan”) is now being proposed for your approval. The 2005 Non-Employee Director Stock Plan is similar to the Company’s old plan. Our Board of Directors believes that the 2005 Non-Employee Director Stock Plan will aid the Company in continuing to attract and retain non-employee directors of exceptional ability by supplementing their cash fees and further aligning their interests with those of the stockholders by increasing their proprietary interest in the Company. Many large corporations provide stock-based plans to non-employee directors and the 2005 Non-Employee Director Stock Plan will continue to keep the Company in conformity with this practice. Our Board of Directors believes that the proposed terms of the Plan permit the Company to maintain its competitive position.

Subject to your approval, the 2005 Non-Employee Director Stock Plan will be effective for the years 2005 through 2009. Under the Plan, each non-employee director will receive a designated number of shares, as determined by the Nominating and Corporate Governance Committee (the “Committee”) from time to time, for each year in which he or she serves as a non-employee director. Initially, each non-employee director will receive 700 shares. The share grant will follow the Annual Meeting of Stockholders. The shares will be delivered after the Annual Meeting and will be in addition to, not in place of, the annual cash fee and cash fees for service on committees.

The 2005 Non-Employee Director Stock Plan will be administered by the Committee. The Committee will have discretion to award interim or partial grants to directors to reflect partial years of service for directors who are elected or appointed to the Board of Directors after the most recent Annual Meeting. However, the Committee does not otherwise have discretion with respect to the amount of or the terms of any individual grant.

The maximum number of shares that may be issued in the aggregate to non-employee directors under the 2005 Non-Employee Director Stock Plan is 150,000. These shares may consist of authorized but unissued or treasury shares. The number of shares of common stock which a non-employee director may receive per year and the aggregate number of shares which may be issued to non-employee directors under the 2005 Non-Employee Director Stock Plan are subject to adjustment for stock splits, stock dividends and similar events. The 2005 Non-Employee Director Stock Plan also includes a provision that did not exist in the previous plan, which allows non-employee directors to elect to receive their annual compensation, including the annual, chairperson, committee membership and committee attendance fees, in Company stock rather than cash. This election must be made in the period prior to the quarter in which such fees are paid, subject to the Company’s general policies with respect to “quiet periods” and investment elections during quiet periods. Although a total of 75,000 shares was authorized for issuance under the old plan, we believe that a greater number of authorized shares are preferable to provide for the provision that allows directors to receive their cash compensation in stock and to provide for grants to additional non-employee directors who might be elected to the Board.

Like the predecessor plan that expired on December 31, 2004, the 2005 Non-Employee Director Stock Plan permits a non-employee director to elect to defer receipt of shares of common stock until a specified date or until the occurrence of a specified event in the future. During the period that receipt of any such shares is deferred, dividends that would have been paid are also deferred and will accrue interest quarterly from the dates such dividends would have been paid at a rate equal to the average quarterly United States Treasury bill rate and be delivered to the non-employee director, with the deferred shares, on the specified date or upon the death, disability or separation from service of the non-employee director. Upon the occurrence of a Change in Control, as defined below, any shares of common stock which a non-employee director has elected to defer and any accrued and unpaid dividends (and accrued interest) will be delivered to such non-employee director.

A change in control is defined in the 2005 Non-Employee Director Stock Plan as follows:

•	the acquisition by a person or group of beneficial ownership of more than 50% of the outstanding stock of the Company, measured by vote or by value;

•	the acquisition by a person or group that acquires, within a 12-month period, 35% or more of the total voting power of the outstanding stock of the Company;

•	a majority of our current Board of Directors, or their successor directors, are replaced during any 12-month period;

•	a sale of a substantial portion of the Company’s assets (40% or more of the total value) within a 12-month period, unless the recipient of the assets is (i) a subsidiary of the Company, (ii) Company stockholder(s) owning 50% or more of the total value or voting power of the Company, or (iii) an entity at least 50% owned by such Company stockholder(s) described in (ii); provided, however, that the assets are not distributed to a Company shareholder in exchange for Company stock.

The Board of Directors retains the right to amend or terminate the 2005 Non-Employee Director Stock Plan, subject to compliance with Section 16 of the Exchange Act and, subject to stockholder approval, as required under applicable law.

Under current federal income tax laws, a non-employee director will realize taxable income, and the Company will be entitled to a tax deduction, when the shares of common stock are delivered to the non-employee director in an amount equal to the fair market value of the shares on the date of grant.

Accordingly, we recommend that you approve adoption of the 2005 Non-Employee Director Stock Plan. The 2005 Non-Employee Director Stock Plan is set forth in full in Exhibit A, and the description of the 2005 Non-Employee Director Stock Plan, which appears above, is qualified in its entirety by reference to the full text.

The resolution (designated as Item 3) to approve the 2005 Non-Employee Director Stock Plan is as follows:

“RESOLVED, that the Fortune Brands, Inc. 2005 Non-Employee Director Stock Plan submitted to this Annual Meeting and shown in Exhibit A of the Proxy Statement is approved.”

The Board of Directors recommends that you vote FOR Item 3.

EQUITY COMPENSATION PLAN INFORMATION

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Plan Category	(a)	(b)	(c)
Equity compensation plans approved by security holders	12,416,720	$50.45	7,126,664
Equity compensation plans not approved by security holders	0	N/A	0
Total	12,416,720	$50.45	7,126,664 (1)

(1)	6,991,664 shares remain available for issuance under the Company’s 2003 Long-Term Incentive Plan, which allows for grants of stock options, performance stock awards, restricted stock awards and other stock-based awards. 135,000 shares remain available for issuance under the 2002 Non-Employee Directors stock option plan, which provides for grants of stock options.

CERTAIN INFORMATION REGARDING SECURITY HOLDINGS

We have listed below the beneficial ownership of common stock of Fortune Brands, Inc. by (a) each director, (b) the executive officers of the Company listed on page 13, and (c) directors and executive officers of the Company as a group on February 4, 2005. The table is based on information we received from the nominees, other directors and executive officers, our Corporate Employee Benefits Committee, and the Trustee of our defined contribution plan. Unless otherwise indicated, the business address of each of the Company’s directors and executive officers is the same as the Company’s address:

Name	Amount and Nature of Beneficial Ownership (1)(2)(3)	Percent of Class
Patricia O. Ewers	22,564	*
Mark Hausberg	161,512	*
Thomas C. Hays	325,815	*
Christopher J. Klein	29,273	*
Pierre E. Leroy	4,608	*
Gordon R. Lohman	21,717	*
Craig P. Omtvedt	171,528	*
Eugene A. Renna	17,515	*
J. Christopher Reyes	10,242	*
Mark A. Roche	222,827	*
Anne M. Tatlock	25,999	*
David M. Thomas	14,775	*
Norman H. Wesley	697,448	*
Peter M. Wilson	22,922	*
Directors and executive officers as a group (15 persons)(4)	1,780,869	1.22%

*  Less than 1%

(1)	To the best of our knowledge, each nominee and Class II and III director and executive officer who is not a director has sole voting and investment power with respect to shares shown above, other than with respect to the shares listed in Notes (3) and (4) below that may be acquired upon exercise of options, and except as follows: Mr. Hays shares voting and investment power as a co-trustee of various family trusts with respect to 5,907 shares, he has no voting and investment power for 4,000 shares, but for which his wife is the beneficiary. With respect to all 9,907 shares he disclaims beneficial ownership.

(2)	Includes the following number of shares attributable to Company contributions under the Company’s Retirement Savings Plan (“RSP”):

Number of Shares
Mark Hausberg	1,149
Thomas C. Hays	1,134
Craig P. Omtvedt	1,342
Mark A. Roche	3,821

Also includes the number of shares attributable to employee contributions under the RSP as follows:

Number of Shares
Mark Hausberg	0
Thomas C. Hays	2,922
Craig P. Omtvedt	1,160
Mark A. Roche	1,664

The Trustee of the RSP has agreed to vote the shares it holds in the Trust in accordance with instructions received from members of the RSP and shares as to which instructions are not received are voted by the Trustee proportionally in the same manner as shares as to which the Trustee has received instructions. The number shown in the table above includes 13,192 shares of common stock held on February 4, 2005 by the Trustee of the RSP (including certain of those referred to above) which number is equivalent as of that date to the undivided proportionate beneficial interests of the directors and executive officers of the Company in all such shares.

(3)	Includes the following number of shares with respect to which the following directors and executive officers have the right to acquire beneficial ownership within 60 days of the date of this table:

Number of Shares
Patricia O. Ewers	17,000
Mark Hausberg	137,639
Thomas C. Hays	260,500
Christopher J. Klein	20,000
Pierre E. Leroy	3,958
Gordon R. Lohman	20,217
Craig P. Omtvedt	123,691
Eugene A. Renna	7,500
J. Christopher Reyes	6,042
Mark A. Roche	173,767
Anne M. Tatlock	20,217
David M. Thomas	11,875
Norman H. Wesley	571,195
Peter M. Wilson	17,000

(4)	Includes 1,419,501 shares of which the directors and executive officers as a group had the right to acquire beneficial ownership pursuant to the exercise on or before April 4, 2005 of options granted by the Company. Inclusion of such shares does not constitute an admission by any nominee, director or executive officer that he or she is the beneficial owner of such shares.

To the best of the Company’s knowledge, directors and executive officers did not own any shares of $2.67 Convertible Preferred stock of Fortune Brands, Inc.

SUBMISSION OF STOCKHOLDER PROPOSALS AND NOMINATIONS

What governs stockholder proposals and nominations?

Our Restated Certificate of Incorporation contains procedures for stockholder nomination of directors. Our By-laws contain procedures for other stockholder proposals to be presented before annual stockholder meetings.

Who can make a nomination?

According to our Restated Certificate of Incorporation, any record owner of stock entitled to be voted generally in the election of directors may nominate one or more persons for election as a director at a stockholders’ meeting at least 120 days prior to the Annual Meeting.

How do I go about making a nomination?

If you are a record owner of stock and you wish to make a nomination, you must notify the Secretary, in writing, of your intent to make a nomination. Written notice must be submitted 120 days before the Annual Meeting, that is, by December 26, 2005 for the 2006 Annual Meeting (assuming the 2006 Annual Meeting is held on April 25, 2006), and it must include:

•	the names and addresses of you and any other stockholder who intends to appear in person or by proxy to make the nomination, and the name and address of the person(s) to be nominated;

•	a description of all arrangements or understandings between you and each nominee and any other person(s) (naming them) pursuant to which the nomination is to be made;

•	any other information regarding each of your proposed nominees that would be included in a proxy statement; and

•	the consent of each nominee to serve if elected.

Who can make a proposal?

According to the By-laws, a proposal or other business to be considered at the Annual Meeting of Stockholders can be made by a person who is a stockholder of record.

How do I go about making a proposal?

If you are a record owner of stock and you wish to make a proposal, you must notify the Secretary, in writing, of your intent. You must give your written notice 120 days before the Annual Meeting, that is, by December 26, 2005 for the 2006 Annual Meeting (assuming the 2006 Annual Meeting is held on April 25, 2006), and it must include:

•	a brief description of the business to be brought before the meeting, the reasons for conducting the business and any material interest that you or the beneficial owners, if any, on whose behalf you are making the proposal may have in the business;

•	your name and address, and the names and addresses of the beneficial owners, if any, on whose behalf you are making the proposal, as they appear on our books; and

•	the class and number of shares of our stock that are owned beneficially and of record by you and the beneficial owners.

The By-laws also provide that stockholders who wish to have a proposal included in the Company’s Proxy Statement must comply with the applicable requirements of the Exchange Act, as well as its rules and regulations. Such stockholders also have the benefit of the rights provided by Rule 14a-8 of the Exchange Act. In order to be eligible under Rule 14a-8 for inclusion in the Company’s Proxy Statement and accompanying proxy at the next Annual Meeting of Stockholders currently scheduled to be held on April 25, 2006, stockholder proposals must be received by the Company on or before November 17, 2005.

A copy of the Restated Certificate of Incorporation and By-law provisions is available upon written request to Mr. Mark A. Roche, Senior Vice President, General Counsel and Secretary, Fortune Brands, Inc., 300 Tower Parkway, Lincolnshire, Illinois 60069. The person presiding at the meeting is authorized to determine if a proposed matter is properly before the meeting or if a nomination is properly made.

MISCELLANEOUS

A copy of the Company’s Annual Report on Form 10-K as filed with the SEC for its last fiscal year, including any financial statements and financial statement schedules to the Form 10-K, will be made available to stockholders without charge, upon written request to Mr. Mark A. Roche, Senior Vice President, General Counsel and Secretary, Fortune Brands, Inc., 300 Tower Parkway, Lincolnshire, Illinois 60069. The Company will furnish any exhibits to Form 10-K to each stockholder requesting them upon payment of a fee of $.10 per page to cover their cost.

Our Board of Directors is soliciting this proxy. The Company will bear the expense of soliciting proxies for this meeting, including mailing costs. In addition to mailing copies of this material to stockholders, we will request that persons who hold stock in their names or custody, or in the names of nominees, for the benefit of others, to forward copies of these materials to the beneficial owners of our stock, and to request the authority to execute the proxies. In order to assure that there is sufficient representation at the meeting, our officers and regular employees may solicit proxies by telephone, facsimile, or in person. In addition, we have retained Morrow & Co., Inc., 445 Park Avenue, New York, New York 10022, to aid in soliciting proxies for a fee, estimated at $12,500, plus reasonable out-of-pocket expenses. Our total expenses will depend upon the volume of shares represented by the proxies received promptly in response to the Notice of Meeting and Proxy Statement.

Stockholders who do not intend to be present at the meeting are urged to send in their proxies without delay or vote their proxies by telephone or through the Internet. Prompt response is helpful, and your cooperation will be appreciated.

Multiple Stockholders Having the Same Address

If you and other residents at your mailing address own shares of common stock in street name, your broker or bank may have sent you a notice that your household will receive only one Annual Report and Proxy Statement for each company in which you hold stock through that broker or bank. This practice, known as “householding,” is designed to reduce our printing and postage costs. If you did not respond that you did not want to participate in householding, the broker or bank will assume that you have consented, and will send one copy of our Annual Report and Proxy Statement to your address. You may revoke your consent to householding at any time by sending your name, the name of your brokerage firm, and your account number to ADP, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. The revocation of your consent to householding will be effective 30 days following its receipt. In any event, if you did not receive an individual copy of this Proxy Statement or our Annual Report, or if you wish to receive individual copies of our Proxy Statements and Annual Reports for future meetings, we will send a copy to you if you call Alvin Santiago, Manager of Shareholder Services, at (847) 484-4538, or write him at Fortune Brands, Inc., 300 Tower Parkway, Lincolnshire, Illinois 60069.

If you and other residents at your mailing address are registered stockholders and you receive more than one copy of the Annual Report and Proxy Statement, but you wish to receive only one copy, you must request, in writing, that the Company eliminate these duplicate mailings. To request the elimination of duplicate copies, please write to The Bank of New York, Shareholder Relations Department, P. O. Box 11258, Church Street Station, New York, New York 10286.

Other Matters

The Company knows of no other matters to be submitted to the stockholders at the meeting. If any other matters properly come before the meeting, people named in the enclosed proxy will vote the shares they represent in accordance with the recommendation of the Board of Directors.

March 14, 2005

EXHIBIT A

FORTUNE BRANDS, INC.

2005 NON-EMPLOYEE DIRECTOR STOCK PLAN

1.	Purpose of Plan

The purpose of the Fortune Brands, Inc. 2005 Non-Employee Director Stock Plan (the “Plan”) is to enable Fortune Brands, Inc. (“Fortune Brands”) to provide its non-employee directors (as defined below) with shares of common stock of Fortune Brands (“Common Stock”) and to attract and retain non-employee directors of exceptional ability and further align their interests with those of the other stockholders of Fortune Brands by increasing their proprietary interests in Fortune Brands.

2.	Administration of Plan

The Plan shall be administered by the Nominating and Corporate Governance Committee (the “Committee”) of the Board of Directors of Fortune Brands. The Committee shall have the power and authority to administer, construe and interpret the Plan, to make rules for carrying it out and to make changes in such rules.

3.	Participation

All non-employee directors shall participate in the Plan. The term “non-employee director” means a member of the Board of Directors of Fortune Brands who, at the time of performance of the services relevant to payment under the Plan, is not an employee of Fortune Brands or any subsidiary.

4.	Annual Payment of Shares of Common Stock

(a)  Subject to all the terms and conditions of the Plan, each non-employee director shall receive such number of shares of Common Stock per year for services as a non-employee director during such year, as determined from time to time by the Committee, which number shall initially be set at 700. To be entitled to receive such shares with respect to any year, a non-employee director must be serving as such immediately following the Annual Meeting of stockholders of Fortune Brands held during such year; provided, however, that the Committee in its discretion may award interim or partial grants to eligible directors to reflect partial years of service by eligible directors who are elected or appointed to the Board of Directors after the most recent Annual Meeting. Certificates representing such shares shall be delivered to such non-employee director after such Annual Meeting.

(b)  A non-employee director may elect to defer receipt of shares of Common Stock under this Section 4. The election shall be irrevocable and must (i) be made in writing to the Secretary of Fortune Brands before November 1 immediately preceding the year in which the non-employee director becomes entitled to receive shares of Common Stock, and (ii) specify the future date or dates on which the shares of Common Stock are to be distributed, or specify that distribution of the shares of Common Stock will be upon the death, disability, or separation from service of the non-employee director, in a manner consistent with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). Upon the distribution date or event, certificates representing the shares of Common Stock that have been deferred pursuant to this Section 4(b) shall be delivered to the non-employee director, or, in the case of that individual’s death, to his or her beneficiary, together with an amount representing the dividends on such shares that would have been paid prior to such distribution date or event if receipt of such shares had not been deferred (“unpaid dividends”), together with interest on such unpaid dividends, calculated at a rate equal to the average quarterly United States Treasury bill rate and accrued quarterly from the respective dates such dividends would have been paid. The obligation of Fortune Brands to make payment of any deferred shares of Common Stock or any unpaid dividends (and interest) as provided in this Section 4(b) is not required to be funded.

(c)  An election by a non-employee director pursuant to Section 4(b) to defer receipt of any shares of Common Stock shall confer no rights upon such non-employee director, as a stockholder of the Company or otherwise, with respect to such shares, but shall confer only the right to receive such shares and unpaid dividends (and interest) as and when provided in Section 4(b).

(d)  Notwithstanding anything to the contrary in Section 4(b) or 4(c), in the event a non-employee director has elected to defer receipt of shares of Common Stock pursuant to Section 4(b) and in the event of such person’s death prior to receipt, such shares and any unpaid dividends (and interest) provided for in Section 4(b) shall be promptly paid to the beneficiary or beneficiaries designated by such person in writing to the Secretary of Fortune Brands or, if no beneficiary has been so designated, to such person’s estate.

(c)  Notwithstanding anything to the contrary in Section 4(b) or 4(c), in the event a non-employee director has elected to defer receipt of shares of Common Stock pursuant to Section 4(b) and in the event of a Change in Control (as defined in this Section 4(e)), such shares and any unpaid dividends (and interest) provided for in Section 4(b) shall be promptly paid to such non-employee director. A “Change in Control” means the first to occur of any of the following events, but only to the extent such event is a change in control for purposes of Section 409A of the Code:

i.	Change in ownership of Fortune Brands. A change in the ownership of Fortune Brands is deemed to occur on the date that any one person, or more than one person acting as a group (as described in paragraph (iv)), acquires ownership of stock of Fortune Brands that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of Fortune Brands. However, if any one person or more than one person acting as a group, is considered to own more than 50 percent of the total fair market value or total voting power of the stock of Fortune Brands, the acquisition of additional stock by the same person or persons is not considered to cause a change in the ownership of the corporation. An increase in the percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which Fortune Brands acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this section. This section applies only when there is a transfer or issuance of stock of Fortune Brands and the stock remains outstanding after the transaction.

ii.	Change in effective control of Fortune Brands. Change in the effective control of Fortune Brands occurs on the date that either (A) any one person, or more than one person acting as a group (as described in paragraph (iv)), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of Fortune Brands possessing 35 percent or more of the total voting power of the stock of Fortune Brands; or (B) a majority of members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. If any one person, or more than one person acting as a group, is considered to effectively control Fortune Brands, the acquisition of additional control of Fortune Brands by the same person or persons is not considered to cause a change in the effective control of Fortune Brands.

iii.	Sale of a substantial portion of Fortune Brands’ assets. A change in the ownership of a substantial portion of Fortune Brands’ assets occurs on the date that any one person or persons acting as a group acquire (or have acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from Fortune Brands that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all of the assets of Fortune Brands immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of Fortune Brands, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. A transfer of assets to an entity that is controlled by the shareholders of Fortune Brands immediately after the transfer, or a transfer of assets by Fortune Brands to any of the following, are not considered to be a change in the ownership of a substantial portion of Fortune Brands’ assets for purposes of this paragraph: (A) a shareholder of Fortune Brands (immediately before the asset transfer) in exchange for or with respect to its stock; (B) an entity, 50 percent or more of the total value or voting power of which is owned, directly or indirectly, by Fortune Brands; (C) a person, or more than one person acting as a group, that owns, directly or indirectly, 50 percent or more of the total value or voting power of all the outstanding stock of Fortune Brands; or (D) an entity, at least 50 percent of the total value or voting power of which is owned, directly or indirectly, by a person described in paragraph (C). For purposes of this paragraph (iii) and except as otherwise provided, a person’s status is determined immediately after the transfer of the assets. For example, a transfer to a corporation in which Fortune Brands has no ownership interest before the transaction, but which is a majority-owned subsidiary of Fortune Brands after the transaction is not treated as a change in the ownership of the assets of Fortune Brands.

iv.	Persons will not be considered to be acting as a group solely because they purchase or own stock of Fortune Brands at the same time, or as a result of the same public offering. However, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with Fortune Brands. If a person, including an entity, owns stock in Fortune Brands and another corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar transaction with Fortune Brands, such shareholder is considered to be acting as a group with other shareholders of the other corporation only with respect to their ownership interest in that corporation prior to the transaction.

(f)  The right to receive shares of Common Stock, the receipt of which has been deferred by a non-employee director pursuant to Section 4(b) shall not be transferable by such non-employee director otherwise than by will or the laws of descent and distribution or pursuant to a qualified domestic relations order as defined in the Code, as amended. The shares issued pursuant to this Section 4 shall be in addition to any other fees to which a non-employee director may be entitled.

5.	Election to Receive Fees in Common Stock

(a)  The Company generally pays certain fees, including, but not limited to, an annual retainer, meeting fees and chairperson fees, to non-employee directors in cash. Each non-employee director shall have the right to elect, at any time, subject to Fortune Brands’ general policies with respect to “quiet periods” and investment elections during such quiet periods, to receive payment of all such fees in shares of Common Stock of Fortune Brands, and shall have the right, at any time, to reverse such an election, by filing with the Committee, or such person as the Committee shall designate, a Payment Election Form, as attached hereto as Annex A. Any election to receive fees in shares of Common Stock, or any reversal of such an election, will become effective three months after the date the Payment Election Form is filed with Fortune Brands.

(b)  If an election is made pursuant to Section 5(a) of the Plan then, after the election becomes effective, Fortune Brands shall pay any amounts due to the non-employee director that are subject to the election in whole shares of Common Stock, except that the value of any fractional share shall be paid in cash. The number of shares of Common Stock to be issued to the non-employee director shall be equal to a fraction, the numerator of which is the amount to be paid to the non-employee director and the denominator of which is the average of the high and low prices of the Common Stock on the national exchange on which the stock is listed on the last day of trading that immediately precedes the date of issue. To eliminate any fractional shares, to the extent the fraction is not equal to a whole number, it shall be rounded down to the next whole number, which shall be subtracted from the amount to be paid to the non-employee director and the difference shall be paid to the non-employee director in cash.

6.	Taxes

Fortune Brands shall have the power and the right to deduct or withhold, or require a non-employee director to remit to Fortune Brands, a cash amount sufficient to satisfy federal, state, and local taxes, required by law or regulation to be withheld with respect to any distribution or other taxable event arising under the Plan. Any taxes that are required to be withheld upon delivery of shares of Common Stock issued pursuant to the Plan to a non-employee director shall be paid to Fortune Brands in cash by such non-employee director unless deducted and withheld from any cash fees payable by Fortune Brands to such non-employee director or paid by such non-employee director in shares of Common Stock in an exempt transaction under Section 16 of the Securities Exchange Act of 1934 (the “Exchange Act”).

7.	Limitations and Conditions

(a)  The total number of shares of Common Stock that may be issued to non-employee directors under the Plan is 150,000. Such total number of shares may consist, in whole or in part, of authorized but unissued shares or shares held in Fortune Brands’ treasury. The foregoing number may be increased or decreased by the events set forth in Section 8 below.

(b)  Prior to each issuance to a non-employee director of shares of Common Stock pursuant to the Plan, such non-employee director must make representations satisfactory to the Committee to the effect that such shares are to be held for investment purposes and not with a view to or for resale or distribution except in compliance with the Securities Act of 1933, as amended (the “Securities Act”), and must give a written undertaking to Fortune Brands in form and substance satisfactory to the Committee that he or she will not publicly offer or sell or otherwise distribute such shares other than (i) in the manner and to the extent permitted by Rule 144 promulgated by the Securities and Exchange Commission under the Securities Act, (ii) pursuant to any other exemption from the registration provisions of the Securities Act or (iii) pursuant to an effective registration statement thereunder.

(c)  Nothing contained herein shall be deemed to create the right in any non-employee director to remain a member of the Board of Directors of Fortune Brands, to be nominated for reelection or to be reelected as such or, after ceasing to be such a member, to receive any shares of Common Stock under the Plan to which he or she is not already entitled with respect to any year.

8.	Stock Adjustments

In the event of any merger, consolidation, stock or other non-cash dividend, extraordinary cash dividend, split-up, spin-off, combination or exchange of shares, reorganization or recapitalization or change in capitalization, or any other similar corporate event, the Committee may make such adjustments in (i) the aggregate number of shares of Common Stock that may be issued under the Plan as set forth in Section 7(a), (ii) the number of shares issued to a non-employee director with respect to any year as set forth in Section 4(a), and (iii) the kind of shares that may be issued under the Plan, as the Committee shall deem appropriate in the circumstances. The determination by the Committee as to the terms of any of the foregoing adjustments shall be conclusive and binding.

9.	Amendment and Termination

(a)  The Board of Directors of Fortune Brands shall have the power to amend or terminate the Plan at any time, subject to stockholder approval requirements under applicable laws; provided, however, that, to be effective, any amendment of the Plan shall comply with the requirements of the rules and regulations promulgated under Section 16(b) of the Exchange Act to the extent necessary so that the receipt of shares of Common Stock by a non-employee director under the Plan shall be exempt from such Section 16(b).

(b)  Subject to any prior termination of the Plan by the Board of Directors of Fortune Brands, shares of Common Stock shall be issuable under the Plan only with respect to the calendar years 2005 through 2009 inclusive.

10.	Miscellaneous

(a)  Indemnification. Each person who is or has been a member of the Board of Directors of Fortune Brands will be indemnified and held harmless by Fortune Brands against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by that person in connection with or resulting from any claim, action, suit, or proceeding to which that person may be a party or in which that person may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by that person in a settlement approved by Fortune Brands, or paid by that person in satisfaction of any judgment in any such action, suit, or proceeding against that person, provided he or she gives Fortune Brands an opportunity, at its own expense, to handle and defend the action, suit or proceeding before that person undertakes to handle and defend it. The foregoing right of indemnification will not be exclusive of any other rights of indemnification to which an individual may be otherwise entitled, or any power that Fortune Brands may have to indemnify him or her or hold him or her harmless, to the fullest extent permitted under Delaware law.

(b)  Gender and Number. Except where otherwise indicated by the context, any masculine term used herein will also include the feminine; the plural will include the singular and the singular will include the plural.

(c)  Severability. If any provision of the Plan is held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of the Plan, and the Plan will be construed and enforced as if the illegal or invalid provision had not been included.

(d)  Requirements of Law. The issuance of payments under the Plan will be subject to all applicable laws, rules, and regulations, and to any approvals required by any governmental agencies or national securities exchanges.

(e)  Unfunded Status of the Plan. The Plan is intended to constitute an “unfunded” plan. With respect to any payments not yet made to a non-employee director by Fortune Brands, nothing contained herein will give any rights to a non-employee director that are greater than those of a general creditor of Fortune Brands.

  Governing Law. The Plan will be construed in accordance with and governed by the laws of the State of Delaware, determined without regard to its conflict of law rules.

11.	Effective Date

The Plan shall be subject to and effective upon its approval by the stockholders of Fortune Brands.

Annex A

FORTUNE BRANDS, INC.

2005 NON-EMPLOYEE DIRECTOR STOCK PLAN

PAYMENT ELECTION FORM

As of ________________ , 20  , the individual whose name appears below, who is a non-employee director of Fortune Brands, Inc. (“Fortune Brands”), executes this election (the “Payment Election Form”) with respect to fees payable to him or her described in section 5(a) of the Fortune Brands, Inc. 2005 Non-Employee Director Stock Plan (the “Plan”). Any term capitalized herein but not defined will have the meaning set forth in the Plan.

In accordance with the terms of the Plan and to the extent permitted by the Plan, the non-employee director hereby elects to receive all fees described in section 5(a) of the Plan payable to him or her, in their entirety, in the following form:

____ Common Stock

OR

____ Cash

This election will become effective three months after the date this Payment Election Form is filed with Fortune Brands. This Payment Election Form will, upon becoming effective, supersede any prior Payment Election Form filed by the non-employee director. If no Payment Election Form is filed by the non-employee director, or if a Payment Election Form is internally inconsistent or conflicts with a concurrent Payment Election Form, payment under the Plan will be made to the non-employee director in cash, except as otherwise specified in the Plan.

IN WITNESS WHEREOF, the non-employee director has duly executed this Payment Election Form as of the date first written above.

Non-Employee Director’s Signature

Non-Employee Director’s Name (please print)

C/O BANK OF NEW YORK
CHURCH STREET STATION
P.O. BOX 11002
NEW YORK, NY 10286-1002

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Fortune Brands, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	FTNBR1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

FORTUNE BRANDS, INC.

THE BOARD OF DIRECTORS RECOMMENDS VOTES FOR ITEMS 1, 2 AND 3:

Vote on Directors
1.	Election of Directors. Nominees:	01) Thomas C. Hays 02) Pierre E. Leroy 03) Gordon R. Lohman 04) J. Christopher Reyes		For All ¡	Withhold All ¡	For All Except ¡	To withhold authority to vote for any individual nominee, mark “For All Except” and write the nominee’s name on the line below.

Vote on Proposals							For	Against	Abstain

2.	Ratify the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm for 2005.						¡	¡	¡

3.	Approve the 2005 Non-Employee Director Stock Plan.						¡	¡	¡

Please Sign, Date and Return the Proxy Promptly Using the Enclosed Envelope.

Note: Please sign as your name appears. If shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. If a corporation, please sign in full corporate name by authorized officer. If a partnership, please sign in full partnership name by authorized person.

For address changes and/or comments, please check this box and write them on the back where indicated.					¡

Please indicate if you plan to attend this meeting			¡	¡

			Yes	No

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

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Fortune Brands is pleased to offer the convenience of viewing Proxy Statements, Annual Reports to Stockholders and related materials on-line. With your consent, we can stop sending paper copies of these documents beginning next year and until you notify us otherwise.

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Enter your Social Security or Tax I.D. Number (as printed on your check or statement)

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Reminder: Electronic Voting is also available.

You may vote by telephone or over the Internet.
Voting electronically is quick, easy, and also saves the company money.

Just follow the instructions on your Proxy Card.

FORTUNE BRANDS, INC.

PROXY SOLICITED BY THE BOARD OF DIRECTORS

The undersigned stockholder appoints N.H. WESLEY, C.P. OMTVEDT, and M.A. ROCHE (and any other person chosen by Messrs. Wesley, Omtvedt or Roche) proxies, to vote at the Annual Meeting (including adjournments) of stockholders of Fortune Brands, Inc. to be held April 26, 2005 at the Hilton Northbrook, 2855 North Milwaukee Avenue, Northbrook, IL at 1:30 P.M., for the election of nominees, Thomas C. Hays, Pierre E. Leroy, Gordon R. Lohman and J. Christopher Reyes, as Class I directors (item 1), on items 2 and 3 referred to on the reverse side and described in the Proxy Statement, and on any other business which shall properly come before the meeting, with all powers the stockholder would possess if personally present. A majority of the proxies (or, if only one, then that one) or their substitutes acting at the meeting may exercise all powers hereby conferred.

This proxy when properly executed will be voted in the manner directed by the stockholder. Unless the stockholder indicates otherwise, the proxies will vote FOR the election of the nominees to the Board of Directors (item 1) and FOR items 2 and 3.

If you participate in the Fortune Brands Stock Fund under a retirement savings trust, your signature on the reverse side will be a direction to the trustee to vote as instructed.

FORTUNE BRANDS, INC. P.O. BOX 11010 NEW YORK, N.Y. 10203-0010

Address Changes/Comments:

(If you noted any Comments above, please mark corresponding box on other side.)

(Continued And To Be Signed On Other Side.)

PLEASE EXECUTE AND RETURN YOUR PROXY PROMPTLY